Exhibit 99.1

Bright Mountain Media to Host Virtual Roadshow Webinar on July 1st, 2020 at 11:30 A.M. Eastern Time

Boca Raton, FL, June 18, 2020 — Bright Mountain Media, Inc. (OTCQB: BMTM) (“Bright Mountain Media” or the “Company”), an end-to-end digital media and advertising services platform, today announced that it will host a virtual roadshow webinar on July 1st, 2020 at 11:30 a.m. Eastern time.

Greg Peters, President and Chief Operating Officer of Bright Mountain Media, will present an overview of the business model and discuss recent growth initiatives, including the recent acquisition of Wild Sky Media. The webinar will be accompanied by a presentation and followed by a question and answer session, which can be accessed via the webcast link or dial-in numbers below.

To access the webinar, please use the following information:

Date: Wednesday, July 1st, 2020

Time: 8:30 a.m. Pacific time (11:30 a.m. Eastern time)

Dial-in: 1-888-204-4368

International Dial-in: 1-323-994-2093

Conference Code: 4978335

Webcast: http://public.viavid.com/index.php?id=140018

A telephone replay will be available approximately two hours after the call and will run through October 1st, 2020 by dialing 1-844-512-2921 from the U.S., or 1-412-317-6671 from international locations, and entering replay pin number: 4978335. The replay can also be viewed through the webinar webcast link above.

About Bright Mountain Media

Bright Mountain Media, Inc. (OTCQB: BMTM) is an end-to-end digital media and advertising services platform, efficiently connecting brands with targeted consumer demographics. Through the removal of middlemen in the advertising services process, Bright Mountain Media efficiently connects brands with targeted consumer demographics while maximizing revenue to publishers. Bright Mountain Media’s assets include the Bright Mountain, LLC ad network, MediaHouse (f/k/a NDN), Oceanside (f/k/a S&W Media), Wild Sky Media and 24 owned and/or managed websites. For more information, please visit www.brightmountainmedia.com.

Investor Contact:

Greg Falesnik or Luke Zimmerman
MZ Group - MZ North America
949-259-4987
BMTM@mzgroup.us
www.mzgroup.us